Exhibit 99.1

FOR FURTHER INFORMATION:

Andrea K. Tarbox

Vice President and Chief Financial Officer

847.239.8812

FOR IMMEDIATE RELEASE

WEDNESDAY, OCTOBER 1, 2014

KAPSTONE COMMENCES ACCOUNTS RECEIVABLE SECURITIZATION PROGRAM

NORTHBROOK, IL, October 1, 2014 — KapStone Paper and Packaging Corporation (NYSE: KS) (“KapStone”) entered into an accounts receivable securitization arrangement (“Securitization”) with Wells Fargo Bank, N.A. and PNC Bank, N.A. on September 26, 2014.  The Securitization generated proceeds of $175 million which were used to partially prepay the Company’s existing term loans.  Due to a lower interest rate on the Securitization, KapStone’s gross annual interest expense will be reduced by approximately $2.0 million.   The Company’s weighted average annual interest rate on its bank debt is now 1.8 percent.  The Securitization can be repaid at any time without penalty.

About the Company

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation is the fifth largest producer of containerboard and corrugated packaging products and is the largest kraft paper producer in the United States. The Company is the parent company of KapStone Kraft Paper Corporation and KapStone Container Corporation which includes four paper mills and 22 converting plants, respectively, across the US. The business employs approximately 4,600 people.

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